Exhibit 10.1

LEASE

LANDLORD:	Hood Park LLC, a Massachusetts limited liability company

TENANT:	Advent Technologies, Inc., a Delaware corporation

PREMISES:	Hood Park, Charlestown, Massachusetts

DATED:	March 5, 2021

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ii

(C) NO RELEASE OR TERMINATION	24
ARTICLE X	25
(A) CAPTIONS	25
(B) SHORT FORM LEASE	25
(C) INTENTIONALLY DELETED	25
(D) NOTICES	25
(E) SUCCESSORS AND ASSIGNS	26
(F) NO SURRENDER	26
(G) WAIVERS AND REMEDIES	26
(H) SELF-HELP	27
(I) ESTOPPEL CERTIFICATE	27
(J) WAIVER OF SUBROGATION	27
(K) BROKERS	28
(L) LANDLORD’S DEFAULTS	28
(M) EFFECTIVENESS OF LEASE	28
(N) HAZARDOUS MATERIALS	29
ARTICLE XI	31
ARTICLE XII	33
ARTICLE XIII	33
(A) OPTION TERM	33
(B) OPTION RENT	34
ARTICLE XIV	35

Exhibit A	Plan Showing Location of The Building
Exhibit A-1	Plan Showing Demised Premises
Exhibit B-1	Landlord’s Delivery Conditions
Exhibit B-2	Tenant’s Work
Exhibit C	Landlord’s Services
Exhibit D	Rules and Regulations
Exhibit E	Legal Description of Lot
Exhibit F	List of Hazardous Substances and Materials

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Lease dated as of the 5th day of March, 2021 by and between Hood Park, LLC, a Massachusetts limited liability company, as landlord (“Landlord”), and Advent Technologies, Inc., a Delaware corporation, as tenant (“Tenant”).

ARTICLE I
REFERENCE DATA

(A)       SUBJECTS REFERRED TO:

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Section 1(A):

LANDLORD’S ADDRESS:	6 Kimball Lane Lynnfield, Massachusetts 01940

LANDLORD’S MANAGING AGENT:	Nordblom Company 71 Third Avenue Burlington, Massachusetts 01803

TENANT’S ADDRESS:	Prior to the Commencement Date:

200 Clarendon Street Boston, MA 02116

After the Commencement Date:

500 Rutherford Avenue Charlestown, Massachusetts 02129

BUILDING: That certain building designated as “500 Rutherford Avenue” upon Exhibit A.

RENTABLE FLOOR AREA OF TENANT’S SPACE: Approximately 21,401 rentable square feet located on the first (1st) floor of the Building.

TOTAL RENTABLE FLOOR AREA OF THE BUILDING: Approximately 361,101 rentable square feet.

COMMENCEMENT DATE: The earlier of (i) the date Landlord delivers the Demised Premises to Tenant with the Demised Premises demised from the remaining portion of the Building and with the items designated as Landlord’s responsibility on Exhibit B-1 attached hereto (the “Landlord’s Delivery Conditions”) satisfied, or (ii) the date Landlord allows Tenant to enter the Demised Premises for the purpose of commencing the Tenant’s Work. Landlord and Tenant anticipate that the Commencement Date shall occur no later than June 1, 2021.

TENANT’S DESIGN COMPLETION DATE: Fifteen (15) days from the date of this Lease being fully executed by both parties .

INITIAL TE RM: Approximately, one hundred one (101) full calendar months commencing on the Commencement Date and expiring on the last day of the ninety-sixth (96th) full calendar month following the Rent Commencement Date

OPTION TERM: One (1) option to extend the Term for five (5) years as set forth in Article XIII below.

RENT COMMENCEMENT DATE: The earlier to occur of (i) the one hundred fifty-fourth (154th) day following the Commencement Date, or (ii) the date that Tenant’s Work (as defined herein) has been completed and Tenant has commenced business operations on the Demised Premises.

FIXED RENT:

Commencing on the Rent Commencement Date and through the last day of the twelfth (12th) full calendar month following the Rent Commencement Date – $1,498,070.00 per annum ($70.00 per rentable square foot of the Demised Premises) payable in equal monthly installments of $124,839.17;

Commencing on the first (1st) day of the thirteenth (13th) full calendar month following the Rent Commencement Date and through the last day of the twenty-fourth (24th) full calendar month following the Rent Commencement Date - $1,543,012.10 per annum ($72.10 per rentable square foot of the Demised Premises) payable in equal monthly installments of $128,584.34;

Commencing on the first (1st) day of the twenty-fifth (25th) full calendar month following the Rent Commencement Date and through the last day of the thirty-sixth (36th) full calendar month following the Rent Commencement Date – $1,589,238.26 per annum ($74.26 per rentable square foot of the Demised Premises) payable in equal monthly installments of $132,436.52;

Commencing on the first (1st) day of the thirty-seventh (37th) full calendar month following the Rent Commencement Date and through the last day of the forty-eighth (48th) full calendar month following the Rent Commencement Date - $1,636,962.49 per annum ($76.49 per rentable square foot of the Demised Premises) payable in equal monthly installments of $136,413.54;

Commencing on the first (1st) day of the forty-ninth (49th) full calendar month following the Rent Commencement Date and through the last day of the sixtieth (60th) full calendar month following the Rent Commencement Date - $1,685,970.78 per annum ($78.78 per rentable square foot of the Demised Premises) payable in equal monthly installments of $140,497.57;

Commencing on the first (1st) day of the sixty-first (61st) full calendar month following the Rent Commencement Date and through the last day of the seventy-second (72nd) full calendar month following the Rent Commencement Date - $1,736,477.14 per annum ($81.14 per rentable square foot of the Demised Premises) payable in equal monthly installments of $144,706.43;

Commencing on the first (1st) day of the seventy-third (73rd) full calendar month following the Rent Commencement Date and through the last day of the eighty-fourth (84th) full calendar month following the Rent Commencement Date – $1,788,481.57 per annum ($83.57 per rentable square foot of the Demised Premises) payable in equal monthly installments of $149,040.13; and

Commencing on the first (1st) day of the eighty-fifth (85th) full calendar month following the Rent Commencement Date and through the last day of the ninety-sixth (96th) full calendar month following the Rent Commencement Date – $1,842,198.08 per annum ($86.08 per rentable square foot of the Demised Premises)payable in equal monthly installments of $153,516.51.

ADDITIONAL RENT FOR TAXES AND OPERATING EXPENSES: As set forth in Article V of this Lease.

SECURITY DEPOSIT: $750,000.00 in the form of a letter of credit, which letter of credit shall be subject to reduction, as set forth in Article XI hereof.

PERMITTED USE: General office, laboratory, research and development, and manufacturing uses and such other legal uses ancillary thereto which are consistent with Landlord’s operation of Hood Park, as reasonably determined by Landlord.

COMMERCIAL GENERAL LIABILITY INSURANCE LIMITS: As set forth in Section (8) of Article VI of this Lease.

(B)       EXHIBITS

The exhibits listed below in this Section are incorporated in this Lease by reference and are to be construed as part of this Lease:

EXHIBIT A	Plan Showing Location of the Building
EXHIBIT A-1	Plan Showing Demised Premises
EXHIBIT B-1	Landlord’s Delivery Conditions
EXHIBIT B-2	Tenant’s Work
EXHIBIT C	Landlord’s Services
EXHIBIT D	Rules and Regulations
EXHIBIT E	Legal Description of Lot
EXHIBIT F	List of Hazardous Substances and Materials

ARTICLE II
PREMISES

Subject to and with the benefit of the provisions of this Lease, Landlord hereby leases to Tenant, and Tenant leases from Landlord, Tenant’s space in the Building (as shown on Exhibit A-1), excluding exterior faces of exterior walls, all common facilities of the Building and all building service fixtures and equipment serving (exclusively or in common) other parts of the Building. Tenant’s space includes approximately 21,401 rentable square feet of space located on the first (1st) floor of the Building. The Building is outlined in red upon the plan attached as Exhibit A. Tenant’s space, with such exclusions, is hereinafter referred to collectively as the “Demised Premises”. Tenant shall have, as appurtenant to the Demised Premises, the right to use in common with others entitled thereto, subject to reasonable rules from time to time made by Landlord of which Tenant is given notice: (i) the common facilities from time to time included in the Building or on the parcel of land on which the Building is located (said parcel being more particularly described in Exhibit E and being hereafter referred to as the “Lot”), to the extent from time to time designated by Landlord, including without limitation the loading dock located adjacent to the Demised Premises; and (ii) the building service fixtures and equipment serving the Demised Premises. The Lot is represented by the area outlined by a bold line upon said Exhibit A. It is understood and agreed that said plan is intended only to show the approximate size of the Lot as presently constituted and the approximate size and location of the Building and for no other purpose. Landlord reserves the right from time to time (a) to install, repair, replace, use, maintain and relocate for service to the Demised Premises and to other parts of the Building or either, building service fixtures and equipment wherever located in the Building; (b) to alter, relocate or eliminate any other common facility; (c) to designate specific parking areas upon the Lot to be for the exclusive use of one or more users thereof; (d) to designate specific traffic routes for trucks and other delivery vehicles; (e) to alter the size of the Building, including, without limitation, converting warehouse space to office or laboratory space, office space to warehouse or laboratory space, or laboratory to office or warehouse space; and (f) to increase and/or decrease the size of the Lot by the acquisition of adjacent land and/or the disposition of any portions thereof. No such increase or decrease shall be deemed to have occurred until Landlord shall give Tenant notice thereof. Landlord shall make available to Tenant on a non-reserved, first come-first serve basis, at no additional cost to Tenant, one (1) parking space per one thousand (1,000) rentable square foot of floor area of the Demised Premises in the parking areas/garage serving the Building.

ARTICLE III
TERM AND CONSTRUCTION

(A)       TERM

To have and to hold for a period (the “Term”) commencing on the Commencement Date (as defined in Section (A) of Article I above) and, unless sooner terminated as provided herein, ending at the end of the Term; provided that if the Term (calculated as aforesaid) would expire prior to the last day of a calendar month, the Term shall be extended so as to expire on the last day of such calendar month. Promptly after the Rent Commencement Date, Landlord and Tenant shall execute a Commencement Date Agreement setting forth the commencement, rent commencement and expiration dates and the Term of this Lease.

(B)       DELIVERY

The Landlord shall deliver the Demised Premises free of all occupants, personal property, trade fixtures and equipment and shall be accepted by Tenant without any warranty of fitness for use or occupancy, expressed or implied. Landlord shall be responsible for demising the Demised Premises from the remaining portion of the Building and for causing the Demised Premises to comply with the Delivery Conditions and shall use good faith and commercially reasonable efforts to cause the Delivery Conditions to be satisfied prior to the Commencement Date. Tenant acknowledges that is has inspected the Demised Premises, and it is understood and agreed that Tenant will accept the Demised Premises in their existing physical condition, and, except for the obligation to demise the Demised Premises from the remaining portion of the Building and to satisfy the Landlord’s Delivery Conditions, Landlord shall be under no obligation to make any repairs, alterations or improvements to the Demised Premises prior to or at the commencement of the term hereof or at any time thereafter, except as otherwise set forth in this Lease. Notwithstanding the foregoing, in the event Landlord has not satisfied the Delivery Conditions prior to the Commencement Date, the Landlord and Tenant shall cooperate in good faith to coordinate the completion of any work required for Landlord to satisfy the Delivery Condition with the performance and completion of the Tenant’s Work (described below) so that Landlord work and Tenant’s Work can be completed in an efficient and timely manner. In addition, within a reasonable time following the Commencement Date, Landlord shall, at its sole cost and expense, expand and upgrade the existing restrooms in the Building and the common area hallway connecting the North and South side of the Building using Building standard materials and finishes.

(C)       TENANT’S WORK

Tenant shall perform, at its own cost and expense (but subject to the Allowance defined below), any work (“Tenant’s Work”) required to prepare the Demised Premises for Tenant’s occupancy, such Tenant’s Work shall be performed in accordance the provisions of Exhibit B-2 attached hereto and the Landlord’s construction rules and regulations, and shall equip the Demised Premises with all trade fixtures and personal property suitable or appropriate to the regular and normal operation of the type of business in which Tenant is engaged. Tenant shall commence Tenant’s Work promptly following the later of (i) Landlord’s delivery of the Demised Premises to Tenant, or (ii) Landlord’s approval of Tenant’s plans, budget and completion schedule for the Tenant’s Work, and shall diligently pursue same to completion. In the event of Tenant’s failure to comply with the provisions of this Article III or Exhibit B-2 of this Lease in any material respect, or to deliver construction drawings and specifications which meet Landlord’s reasonable approval, Landlord may, at Landlord’s option, exercisable by notice to Tenant, terminate this Lease on the date specified in said notice to Tenant, and upon such termination Landlord shall have all rights provided in the event of Tenant’s default in Article VII of this Lease.

(D)       GENERAL CONSTRUCTION PROVISIONS

All construction work required or permitted by this Lease, whether by Landlord or by Tenant, shall be done in a good and workmanlike manner in compliance with all applicable laws and all lawful ordinances, regulations and orders of governmental authorities and insurance rating or inspection bureaus having jurisdiction over the Building. Either party may inspect the work or the other at reasonable times and shall promptly give notice of observed defects.

(E)       TENANT ALLOWANCE

As an inducement for Tenant to execute this Lease and prepare the Demised Premises for Tenant’s occupancy, Landlord shall pay to Tenant an amount up to and not to exceed $4,173,195.00 ($195.00 per rentable square feet of the Demised Premises) as reimbursement towards the cost of the design and construction of the initial Tenant’s Work (the “Allowance”) that is completed within the one (1) year anniversary of the Rent Commencement Date. In no event shall Landlord have any obligation to pay any portion of the Allowance for any Tenant’s Work completed after the one (1) year anniversary of the Rent Commencement Date. In addition, in no event shall Landlord have any obligation to pay any portion of the Allowance for any Tenant’s Work completed prior to the one (1) year anniversary of the Rent Commencement Date unless Tenant has submitted a requisition for such payment within fifteen (15) months following the Rent Commencement Date. The Allowance shall be utilized for so-called “hard” and “soft” costs of Tenant’s Work, however, no more than $625,979.25 ($29.25 per rentable square feet of the Demised Premises) may be used for Tenant’s architectural fees, cabling, construction management, mechanical, electrical and plumbing documents, office furniture, or legal fees (the “Soft Cost Portion of the Allowance”). In addition, so long as the Tenant’s Work has been substantially completed and paid for in full and no Event of Default is then existing, to the extent amounts then remain unused, Tenant may use the Soft Cost Portion of the Allowance for Tenant’s rent obligations under this Lease. As completion of the Tenant’s Work progresses, Tenant may submit requisitions for payment to Landlord from time to time (but not more frequently than once per month) and Landlord shall pay the portion of the Allowance in the amount set forth in the requisition to Tenant within thirty (30) days following receipt of Tenant’s requisition, together with partial lien waivers, third party paid invoices and other documentation reasonably requested by Landlord relating to Tenant’s Work covered by the requisition. Landlord shall pay the final payment of the Allowance within thirty (30) days following Landlord’s receipt of all of the following: (1) a detailed statement, including requisitions from Tenant’s general contractor, third party paid invoices and other documentation reasonably requested by Landlord evidencing the total cost of, and payment for, actual work done in connection with the Landlord approved plans for Tenant’s Work (and Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to such statement in order to verify the amount thereof); (2) final and unconditional lien waivers relating to items, services and work performed in connection with all phases or portions of Tenant’s Work (and, if requested, the statutory period shall have elapsed since Tenant’s general contractor has properly recorded its Notice of Substantial Completion in Suffolk Registry of Deeds in accordance with MGL Ch. 254 and has provided Landlord with satisfactory evidence that all subcontractors and vendors have been provided with a copy of the recorded notice); (3) “as-built” plans showing the completion of Tenant’s Work; (4) reasonable evidence that Tenant’s Work has been completed in accordance with the approved plans and all applicable laws, rules, regulations and ordinances; and (5) a copy of a certificate of occupancy for the Demised Premises issued by the appropriate department of the City of Boston. Notwithstanding anything to the contrary contained in this Lease: (i) Landlord’s obligation to pay the Allowance shall be conditioned upon there being no then existing Event of Default by Tenant in its obligations under this Lease beyond any applicable notice and cure periods at the time that Landlord would be required to make such payment; and (ii) Landlord shall have no obligation to advance any funds or pay any amount on account of Tenant’s Work in excess of the Allowance, such payment obligation to be Tenant’s. It is expressly understood and agreed that except for Tenant’s movable trade fixtures, all of Tenant’s Work shall be property of Landlord whether or not the actual cost shall exceed the Allowance, unless specifically stated to the contrary at the time Landlord approves any plans therefor. In addition to the Allowance, Landlord hereby agrees to reimburse Tenant up to $0.12 per rentable square foot of the Demised Premises for costs and expenses incurred by Tenant to prepare a test fit plan for Tenant’s Work, such reimbursement to be made within thirty (30) days of Landlord’s receipt of evidence reasonably satisfactory that Tenant has incurred and paid for such costs.

ARTICLE IV
LANDLORD’S COVENANTS

(A)       LANDLORD’S COVENANTS DURING THE TERM:

Landlord covenants during the Term:

(1) To furnish, through Landlord’s employees or independent contractors, the services listed in Exhibit C; and

(2)       Except as otherwise provided in this Lease, to maintain, repair and replace structural elements of the Building, the roof, exterior walls, utilities, pipes, conduits, drains and all other building systems (including, without limitation, the heating, ventilating and air conditioning systems) and the common facilities of the Building and the Lot in good order, condition and repair and in compliance with all laws, including without limitation, Title III of The Americans With Disabilities Act of 1990, as amended from time to time, or any applicable local or state law regarding handicapped access as such are enforced by local authorities having applicable, however, Tenant shall be solely responsible for the maintenance, repair and replacement of any specialty or non-office standard equipment, including without limitation, any supplemental heating, ventilation and air conditioning equipment, installed by or for Tenant that exclusively serves the Premises (and Landlord shall have no obligation to maintain, repair or replace same). Landlord shall provide snow and ice removal from the driveways, sidewalks, driveways, stairs, entrances and loading docks on the Lot.

(B)      INTERRUPTIONS

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from (a) power losses or shortages, or (b) the necessity of Landlord’s entering the Demised Premises for any of the purposes in this Lease authorized, including without limitation, for repairing or altering the Demised Premises or any portion of the Building or for bringing materials into and/or through the Demised Premises in connection with the making of repairs or alterations.

In case Landlord is prevented or delayed from making any repairs, alterations or improvements or furnishing any service or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VIII, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Demised Premises. Landlord reserves the right to stop any service or utility system when necessary in Landlord’s opinion by reason of accident or emergency or until necessary repairs have been completed. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and, in any event, Landlord will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

ARTICLE V
RENT

(A)     FIXED RENT

Tenant agrees to pay, without any offset or reduction whatever (except as made in accordance with the express provisions of this Lease), fixed monthly rent equal to 1/12th of the Fixed Rent, such rent to be paid, commencing on the Rent Commencement Date, in equal installments in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month at the beginning or end of the Term, a portion of such fixed monthly rent, prorated on a per diem basis. All payments of Fixed and additional rent shall be made in lawful money of the United States and shall be made to Hood Park LLC and sent to Landlord’s Managing Agent at Managing Agent’s Address set forth in Section (A) of Article I above, or to such other person and/or at such other address as Landlord may from time to time designate. Notwithstanding any provision of this Lease to the contrary, Tenant shall remit the first (1st) monthly installment of Fixed Rent contemporaneously with the execution and delivery of this Lease to Landlord.

If any payment of rent or any other payment payable hereunder by Tenant to Landlord shall not be paid when due, the same shall bear interest from the date when the same was payable until the date paid at the lesser of (a) fifteen percent (15%) per annum, or (b) the highest lawful rate of interest which Landlord may charge to Tenant without violating any applicable law. Such interest shall constitute additional rent payable hereunder.

(B)     ADDITIONAL RENT - TAXES

(1)     For the purposes of this Section, “Tax Year” shall mean the twelve-month period in use in the City of Boston for the purpose of imposing ad valorem taxes upon real property. In the event that said City changes the period of its tax year, “Tax Year” shall mean a twelve-month period commencing on the first day of such new tax year, and each twelve-month period commencing on an anniversary of such date during the Term of this Lease. For purposes of this Section the “Property” shall mean the Lot and all improvements thereon from time to time, including the Building; and the “Factor” shall mean a fraction the numerator of which is the Rentable Floor Area of Tenant’s Space and the denominator of which is the Total Rentable Floor Area of the Building. For purposes of this Section the “Building’s Share of Real Estate Taxes” shall mean the sum of (i) the real estate taxes upon the Building plus (ii) the product of the real estate taxes upon the Lot and a fraction the numerator of which is the Total Rentable Floor Area of the Building, and the denominator of which is the number of square feet of rentable floor area contained within all buildings located upon the Lot provided, however, that for purposes of this subsection (ii), (x) if any portion of the Lot shall be separately assessed, the real estate taxes toward which Tenant shall be obligated to contribute shall include only those taxes on those portions of the Lot jointly assessed with the portion of the Lot on which the Building is located; and the denominator of said fraction shall be the number of square feet of rentable floor area of tenant spaces contained within all buildings located upon those portions of the Lot which are jointly assessed with the portion of the Lot on which the Building is located; and (y) the denominator shall not include any portion of the parking garage located on the third (3rd) through seventh (7th) floors of the building located at 100 Hood Park Drive (the “Parking Garage”). For purposes of clarification, Landlord and Tenant hereby acknowledge and agree that the Parking Garage is intended to be a common area cost of the Lot and not a cost specifically attributable to any particular building. Landlord reserves the right to equitably adjust the calculation of the Factor and the Building’s Share of Real Estate Taxes with respect to Taxes as reasonably determined by Landlord.

(2)     Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent, an amount equal to the Building’s Share of Real Estate Taxes imposed with respect to the Property for the Tax Year in question multiplied by the Factor, such amount to be apportioned on a per diem basis for any fraction of a Tax Year contained within the Term.

(3)     If Landlord shall receive any tax refund or rebate or sum in lieu thereof with respect to any Tax Year, then out of any balance remaining thereof, after deducting Landlord’s expenses incurred in obtaining such refund, rebate or other sum, Landlord shall pay to Tenant, provided that Tenant is not then in default in the performance of any of its obligations hereunder, an amount equal to the Building’s Share of such balance multiplied by the Factor; but in no event shall Landlord pay to Tenant out of such refund, rebate or other sum for any Tax Year more than the amount paid by Tenant to Landlord pursuant to this Section (B) for such Tax Year.

(4)     Any betterment assessment, so-called “rent tax” or any other tax levied or imposed by any governmental authority in addition to, in lieu of or as a substitute for real estate taxes shall nevertheless be deemed to be real estate taxes for the purpose of this Section 4.2. Furthermore, to the extent that any equipment installed as part of the Property (e.g. heating or air conditioning equipment) shall be classified as personal property for purposes of taxation, any personal property taxes thereon shall be deemed to be real estate taxes for purposes of this Section (B).

(5)     In the event of any taking by eminent domain under circumstances whereby this Lease shall not terminate, each of the Building’s Share of Real Estate Taxes and the Factor shall be adjusted in order to reflect any change in rentable floor area.

(C)     ADDITIONAL RENT - OPERATING COSTS

(1)     For the purposes of this Section, the following terms shall have the following respective meanings:

Operating Year: Each successive fiscal year (as adopted by Landlord) in which any part of the Term of this lease shall fall.

“Operating Expenses” shall mean all costs or expenses incurred for the management, operation, cleaning, maintenance, repair and upkeep of the Property, including, without limitation, all costs of maintaining and repairing the Property (including snow removal, landscaping and grounds maintenance parking lot operation and maintenance, garage operation and maintenance, security, operation and repair of ventilating and air-conditioning equipment, elevators, lighting and any other Building equipment or systems) and of all repairs and replacements (other than repairs or replacements for which Landlord has received full reimbursement from contractors, other tenants of the Building or from others) necessary to keep the Property in good working order, repair, appearance and condition; all costs, including material and equipment costs for cleaning and janitorial services to the Building (including window cleaning of the Building); all costs of any reasonable insurance carried by Landlord relating to the Property; all costs related to provision of heat (including oil, electric, steam and/or gas), air-conditioning, and water (including sewer charges) and other utilities to the Common Areas; payments under all service contracts relating to the foregoing; all compensation, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto with respect to any employees of Landlord or its affiliates engaged in security and maintenance of the Property; all costs and expenses incurred for providing amenities and or services to tenants and occupants of the Property, including without limitation, shuttle services; attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in tax abatement proceedings or the preparation of leases) and auditing and other professional fees and expenses; and a management fee at market rates customarily paid with respect to buildings similar to the Building.

There shall not be included in such Operating Expenses brokerage fees (including rental fees) related to the operation of the Building; interest and depreciation charges incurred on the Property; or expenditures made by Tenant with respect to (i) cleaning, maintenance and upkeep of the Premises; and (ii) the provision of electricity to the Premises provided Landlord bills same separately to Tenant.

If Landlord shall replace any capital items or make any capital expenditures reasonably necessary to maintain the structural integrity of the Premises or the Building or of the utility systems servicing the Premises, or which result in reducing Operating Expenses (collectively called “capital expenditures”) the total amount of which is not properly included in Operating Expenses for the calendar year in which they were made, there shall nevertheless be included in Operating Expenses for each calendar year in which and after such capital expenditure is made the annual charge-off of such capital expenditure. Annual charge-off shall be determined by (i) dividing the original cost of the capital expenditure by the number of years of useful life thereof (the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item); and (ii) adding to such quotient an interest factor computed on the unamortized balance of such capital expenditure based upon an interest rate reasonably determined by Landlord as being the interest rate then being charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located.) Provided, further, that if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in Operating Expenses and that such annual projected savings will exceed the annual charge-off of capital expenditure computed as aforesaid, then and in such events, the annual charge-off shall be shall be determined by dividing the amount of such capital expenditure by the number of years over which the projected amount of such savings shall fully amortize the cost of such capital item or the amount of such capital expenditure; and by adding the interest factor, as aforesaid. In the event the Building is not at least ninety-five percent (95%) occupied during any year of the Term, Operating Expenses may be “grossed up” by increasing the variable components of Operating Expenses to the amount which Landlord projects would have been incurred had the Building been ninety-five percent (95%) occupied during such year, such amount to be annualized for any partial year. Landlord agrees that property taxes shall be based on annual assessments and shall not be “grossed up.”

The foregoing are intended to describe only the extent of potential cost and expenses and impose no obligation on Landlord to incur same.

The Factor: As defined in Section (B) above.

Building’s Share of Operating Expenses: One hundred percent (100%) of the Operating Expenses with respect to the Building plus the product of the Operating Expenses with respect to the Lot and a fraction the numerator of which is the Total Rentable Floor Area of the Building and the denominator of which is the rentable floor area contained within all of the buildings located upon the Lot, as reasonably determined by Landlord (which denominator shall not include any portion of the Parking Garage). Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that Operating Expenses attributable to the Parking Garage shall be included as Operating Expenses of the Lot and not attributable to any particular building. Landlord reserves the right to equitably adjust the calculation of the Factor and the Building’s Share of Operating Expenses with respect to Operating Expenses as reasonably determined by Landlord.

(2)     Commencing on the Rent Commencement Date, Tenant shall pay to Landlord, as additional rent, an amount equal to the Building’s Share of Operating Expenses for the Operating Year in question multiplied by the Factor, such amount to be apportioned on a per diem basis for any fraction of an Operating Year contained within the Term

(3)     In the event of any taking by eminent domain under circumstances whereby this lease shall not terminate, each of the Building’s Share of Operating Expenses and the Factor shall be appropriately adjusted to reflect any change in rentable floor area.

(D)     MONTHLY PAYMENTS

Payment on account of the additional rent described in Sections (B) and (C) above shall be paid, as part of Tenant’s total rent, monthly, and at the times and in the fashion herein provided for the payment of Fixed Rent. Promptly after the end of the first Tax Year and Operating Year, as the case may be, and promptly after the end of each Tax Year and Operating Year thereafter, Landlord shall make a determination of Tenant’s share of real estate taxes and Operating Expenses; and if the aforesaid payments theretofore made for such period by Tenant exceed Tenant’s share, such overpayment shall be credited against the payments thereafter to be made by Tenant pursuant to this Section (D); and if Tenant’s share is greater than such payments theretofore made on account for such period, Tenant shall make a suitable payment to Landlord. The monthly payment on account of said additional rent shall be replaced after Landlord’s determination of Tenant’s share for the preceding Tax Year and Operating Year, as the case may be, by a payment which is one-twelfth (1/12th) of Tenant’s actual share thereof for the immediately preceding Tax Year or Operating Year, as the case may be, with adjustments as appropriate where such period is less than a full twelve-month period. Appropriate adjustments shall be made in said monthly payment if the real estate taxes upon the Property for the current Tax Year shall be known prior to the end of said Tax Year and/or if real estate taxes shall be payable to the taxing authority in installments, all to the end that as each payment of real estate taxes shall become payable Landlord shall have received from Tenant payments sufficient in amount to pay Tenant’s share of the Building’s Share of Real Estate Taxes then payable by Landlord.

(E)     ADDITIONAL RENT - ELECTRICITY, GAS, WATER & SEWER

(1)     Tenant shall pay for all electricity consumed within the Demised Premises (including, without limitation, plugs and lights, VAV/reheat boxes, and any supplemental heating or cooling units). If the Demised Premises shall have utility meters measuring only the amount of the utilities consumed in the Demised Premises, commencing upon the delivery of the Demised Premises to Tenant, Tenant shall pay to the utility companies furnishing such utilities, promptly upon the receipt of bills therefor, the cost of such utilities consumed in the Demised Premises. If the Demised Premises shall not have a utility meter for a utility provided to the Demised Premises, then Tenant shall pay to Landlord upon demand from time to time, as additional rent, the cost of such utility consumed in the Demised Premises, as said cost shall be determined by check meter. Tenant shall pay to Landlord, from time to time as and when bills are rendered, the cost of all water (including sewer charges) and gas consumed by Tenant within the Demised Premises, which consumption amounts shall be measured by a separate meter or, in the case of water, a checkmeter installed by Landlord, at Landlord’s expense. If Tenant uses gas within the Demised Premises and a meter is not provided by the utility, a checkmeter will be installed by Tenant, at Tenant’s expense.

(2)     Tenant’s use of electricity in the Demised Premises shall not at any time exceed the capacity of any of the electrical conductors or equipment in or otherwise serving the Demised Premises.

ARTICLE VI
TENANT’S COVENANTS

TENANT’S COVENANTS DURING THE TERM.

Tenant covenants during the Term and such other time as Tenant occupies any part of the Demised Premises:

(1)     To pay when due (a) all Fixed Rent and additional rent, (b) all taxes which may be imposed on Tenant’s personal property in the Demised Premises (including, without limitation, Tenant’s fixtures and equipment) regardless to whomever assessed, and (c) all charges by any public utility for telephone and other utility services rendered to the Demised Premises;

(2)     Except as otherwise provided in Article VIII and Section 4(A)(2), to keep the Demised Premises in good order, repair and condition, reasonable wear only excepted; to replace all light bulbs as necessary; maintain and replace all interior glass; keep all utilities, pipes, conduits, drains and other installations used in connection with the Demised Premises, including , without limitation, the heating, ventilating and air conditioning systems which serve only the Demised Premises in good order, condition and repair; and at the expiration or termination of this Lease peaceably to yield up the Demised Premises and all changes and additions therein in such order, repair and condition, first removing all goods and effects of Tenant and those claiming under Tenant and any items the removal of which is required by any agreement between Landlord and Tenant (or specified therein to be removed at Tenant’s election and which Tenant elects to remove), and repairing all damage caused by such removal and restoring the Demised Premises and leaving them clean and neat. Notwithstanding anything to the contrary contained herein, Tenant shall forthwith remove from the Demised Premises (repairing any damage caused by such removal) any installations, alterations, additions or improvements made or installed by or for Tenant or as part of Tenant’s Work, so long as Landlord has indicated to Tenant in writing at the time of Landlord’s approval of such installations, alterations, additions or improvements, which indication Landlord may make in its sole discretion, that such installations, alterations, additions or improvements may be required to be removed at the expiration or early termination of the Term, and which Landlord requests Tenant to remove within thirty (30) days after the expiration or termination of the term of this Lease, such removal to include returning the previously modified portions of the Demised Premises to their condition prior to the making of such installations, alterations, additions or improvements, provided however, in all events all so-called “specialty improvements” (file room systems, large cold rooms and animal facilities, etc.), low-voltage cabling/wiring, and computer/telecommunications equipment shall be removed by Tenant and damage caused by such removal shall be repaired by Tenant. Tenant’s obligations hereunder shall survive the expiration or termination of the term of this Lease. For purposes of this Section (2) the word “repairs” includes the making of replacements when necessary. Tenant shall, at its sole costs and expense, keep the Demised Premises clean and free of refuse, and provide all janitorial and cleaning services to the Demised Premises on a nightly basis (except weekends and holidays) of a quality consistent with other tenants in the business park in which the Demised Premises is located and shall be solely responsible for removing from the Property (and until such removal from the Property Tenant shall store within the Demised Premises) any trash, refuse or debris generated by Tenant’s use of the Demised Premises, other than typical office trash or cardboard which shall be deposited in appropriate receptacles maintained by Landlord on the Property;

(3)     Continuously from the Commencement Date, to use and occupy the Demised Premises only for the Permitted Use; and not to injure or deface the Demised Premises, Building, or Lot; and not to permit in the Demised Premises any auction sale, nuisance, or the emission from the Demised Premises of any objectionable noise or odor; nor any use thereof which is improper, offensive, contrary to law or ordinances, or liable to invalidate or increase the premiums for any insurance on the Building (or any portion thereof) or its contents, or liable to render necessary any alteration or addition to the Building;

(4)     To comply with the rules and regulations set forth in Exhibit D and all other reasonable rules and regulations hereafter made by Landlord (but only after copies thereof have been delivered to Tenant) for the care and use of the Building and Lot and their facilities and approaches, it being expressly understood, however, that Landlord shall not be liable to Tenant for the failure of other tenants of the Building to conform to such rules and regulations;

(5)     To keep the Demised Premises equipped with all safety appliances required by law or ordinance or any other regulation of any public authority and/or any insurance inspection or rating bureau having jurisdiction, and to procure all licenses and permits required because of any use made by Tenant and, if requested by Landlord, to do any work required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Use;

(6)     Not without the prior written consent of Landlord to assign, hypothecate, pledge or otherwise encumber this Lease, to make any sublease or to permit occupancy of the Demised Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law, and as additional rent, to reimburse Landlord promptly upon demand for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting, which shall not be unreasonably withheld or delayed. Without intending to limit Landlord’s discretion in granting or withholding such consent, it is agreed that if Tenant requests Landlord’s consent to assign this Lease or sublet more than thirty percent (30%) of the Demised Premises, Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30)days after receipt of such request, to terminate this Lease as of a date specified in such notice which shall be not less than thirty or more than sixty days after the date of such notice. If Landlord shall so terminate this Lease, rent shall be apportioned as of the date of termination, and Landlord may lease the Demised Premises or any portion thereof to any person or entity (including without limitation, Tenant’s proposed assignee or subtenant, as the case may be) without any liability whatsoever to Tenant by reason thereof. If Landlord shall consent to any assignment of this Lease by Tenant or a subletting of the whole of the Demised Premises by Tenant, which shall not be unreasonably withheld or delayed, at a rent which exceeds the rent payable hereunder by Tenant, or if Landlord shall consent to a subletting of a portion of the Demised Premises by Tenant at a rent in excess of the subleased portion’s prorata share of the rent payable hereunder by Tenant, then Tenant shall pay to Landlord, as additional rent forthwith upon Tenant’s receipt of each installment fifty percent (50%) of any such excess rent, after Tenant deducts all reasonable expenses related to the sublease. Each request by Tenant for permission to assign this Lease or to sublet the whole or any part of the Demised Premises shall be accompanied by a warranty by Tenant as to the amount of rent to be paid to Tenant by the proposed assignee or sublessee. For purposes of this Section (6), the term “rent” shall mean all fixed rent, additional rent or other payments and/or consideration payable by one party to another for the use and occupancy of premises. Tenant agrees, however, that neither it nor anyone claiming under it shall enter into any sublease, license, concession or other agreement for use, occupancy or utilization of space in the Demised Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and Tenant agrees that any such purported sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Demised Premises. Tenant further agrees that any sublease, license, concession or agreement for use, occupancy or utilization of space in the Demised Premises entered into by it or by anyone claiming under it shall contain the provisions set forth in the immediately preceding sentence. Tenant further agrees that if a sublease is entered into, neither the rent payable thereunder nor the amount thereof passed on to any person or entity shall have deducted therefrom any expenses or costs related in any way to the subleasing of such space. If and whenever Tenant shall not be a so-called “publicly held” company, it is understood and agreed that the transfer of fifty percent (50%) or more of the stock in Tenant of any class (whether at one time or at intervals) shall constitute an “assignment” of Tenant’s interest in this Lease. If there shall be any assignment or subletting by Tenant pursuant to the provisions of this paragraph, Tenant shall remain primarily liable for the performance and observance of the covenants and agreements herein contained on the part of Tenant to be performed and observed, such liability to be (in the case of any assignment) joint and several with that of such assignee. It is expressly understood and agreed that no assignment of Tenant’s interest in this Lease shall be effective until such time as Tenant shall deliver to Landlord an agreement from the assignee, which agreement shall be reasonably satisfactory to Landlord in form and substance and shall provide that the assignee agrees with Landlord to be primarily liable for the performance and observance of the covenants and agreements herein contained on the part of Tenant to be performed and observed, such liability to be joint and several with that of Tenant. Notwithstanding the foregoing, Landlord’s prior written consent shall not be required in the event of an assignment (a) in connection with the sale of all or substantially all of the assets or equity (whether stock, membership interests, partnership interests, or otherwise) of Tenant, or (b) to an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant, so long as such transferee has a tangible net worth equal to or greater than the greater of (i) the tangible net worth of Tenant as of the date of this Lease, or (ii) the tangible net worth of Tenant as of the date immediately prior to such assignment;

(7)     To defend Landlord, with counsel acceptable to Landlord, save Landlord harmless from, and indemnify Landlord against any liability for injury, loss, accident or damage to any person or property and from any claims, actions, proceedings and expenses and costs in connection therewith (including, without implied limitation, reasonable counsel’s fees): (i) arising from the omission, fault, willful act, negligence or other misconduct of Tenant or anyone claiming under Tenant, or from any use made or thing done or occurring upon or about the Demised Premises but not due to the omission, fault, willful act, negligence or other misconduct of Landlord, or (ii) resulting from the failure of Tenant to perform and discharge its covenants and obligations under this Lease;

(8)     To maintain Commercial General Liability insurance covering all operations by or on behalf of Tenant for bodily injury or death and property damage, using an ISO CG 00 01 form or its equivalent including but not limited to Broad Form Property Damage, Bodily Injury, Premises and Operations, Personal and Advertising Injury, Independent Contractors Liability and Contractual coverage for this Lease. This coverage shall provide a minimum $1,000,000 combined single limit for bodily injury and property damage per occurrence; $1,000,000 personal and advertising injury; $300,000 damages to Premises rented to or temporarily occupied by you; $1,000,000 products/completed operations aggregate; with a general aggregate limit of $2,000,000 applying on a per location basis and a deductible of not more than $50,000 unless approved by Landlord; Workers’ Compensation as required under applicable law and Employers’ Liability Insurance with a minimum limit of $1,000,000 each accident, bodily injury by accident, $1,000,000 each employee, bodily injury by disease, $1,000,000 policy limit, bodily injury by disease, or lower limits if such lower limits satisfy the Umbrella/Excess Liability underlying limit requirements covering all employees of Tenant; Automobile Liability Insurance with a minimum limit of $1,000,000 combined bodily injury and property damage per accident, to include coverage for all owned, non-owned, and hired vehicles; Umbrella/Excess Liability coverage in an amount of not less than $10,000,000 per occurrence and $10,000,000 annual aggregate. that applies on a follow form basis in excess of the Commercial General Liability, Employers’ Liability, and Automobile Liability coverages required by this Lease; Pollution Liability Insurance with limits not less than $3,000,000 per occurrence and $3,000,000 in the aggregate covering loss arising out of third party bodily injury and property damage claims, cleanup costs, and coverage appropriate to the types of substances and materials used by Tenant in the Demised Premises. All such amounts, from time to time during the Term, may increase to amounts as are customarily carried in the area in which the Demised Premises are located upon property similar in type and use to the Demised Premises. Such insurance shall name Landlord, Landlord’s Managing Agent, and Landlord’s Mortgagee as additional insureds. Such insurance shall be primary and noncontributory as to any other insurance available to the additional insureds. Tenant shall deliver to Landlord the policies of such insurance, or certificates thereof, at least fifteen (15) days prior to the Commencement Date, and each renewal policy or certificate thereof, at least fifteen (15) days prior to the expiration of the policy it renews. Each such policy shall be written by an insurer authorized to do business in the Commonwealth of Massachusetts having a minimum A.M. Best rating of A-, VII or better and shall provide that the same shall not be modified or terminated without at least thirty (30) days’ prior written notice to each named insured and Landlord;

(9)     To keep all employees working in the Demised Premises covered by workmen’s compensation insurance in amounts required by law, and to furnish Landlord with certificates thereof;

(10)     To permit Landlord and its agents entry: to examine the Demised Premises at reasonable times and, if Landlord shall so elect, to make repairs, alterations and replacements; to remove, at Tenant’s expense, any changes, additions, signs, curtains, blinds, shades, awnings, aerials, flagpoles, or the like not consented to in writing; and to show the Demised Premises to prospective tenants during the twelve months preceding the expiration of the Term and to prospective purchasers and mortgagees at all reasonable times;

(11)     Not to place a load upon any part of the floor of the Demised Premises exceeding that for which said floor was designed or in violation of what is allowed by law; and not to move any safe, vault or other heavy equipment in, about or out of the Demised Premises except in such manner and at such times as Landlord shall approve in writing in each instance. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be placed and maintained by Tenant in settings of cork, rubber, spring, or other types of vibration eliminators sufficient to confine such vibration or noise to the Demised Premises;

(12)     All the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Demised Premises by Tenant or anyone claiming under Tenant, may be on the Demised Premises or elsewhere in the Building or on the Lot shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord;

(13)     To pay promptly when due the entire cost of any work done on the Demised Premises by Tenant and those claiming under Tenant; not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Demised Premises; and immediately to discharge any such liens which may so attach;

(14)     Not to make any alterations, improvements, changes or additions to the Demised Premises without Landlord’s prior written consent, provided however, Tenant may perform such upgrades, improvements and alterations to the Demised Premises which are cosmetic in nature and cost less than $50,000.00 to complete (“Non-Structural Alterations”), without obtaining Landlord’s consent so long as (i) such Non-Structural Alterations do not require the issuance of a building permit, (ii) such Non-Structural Alterations are not visible from the exterior of the Premises, (iii) such Non-Structural Alterations do not affect the structural elements, mechanical, electrical, plumbing, HVAC and/or fire and life safety systems or equipment in the Building, and (iv) Tenant provides Landlord with written notice thereof no less than ten (10) days prior to commencing such Non-Structural Alterations.

(15)     To pay to Landlord (i) for the first thirty (30) days of such holdover, one and one-half (1.5) times the total of the Fixed Rent and additional rent then applicable for each month or portion thereof that Tenant shall retain possession of the Demised Premises or any part thereof after the termination of this Lease, and (ii) after such first thirty (30) days of such holdover, twice the total of the Fixed Rent and additional rent then applicable for each month or portion thereof that Tenant shall retain possession of the demised premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise, and also to pay all damages sustained by Landlord on account thereof; however, the provisions of this subsection shall not operate as a waiver by Landlord of any right of re-entry provided in this Lease or as a matter of law;

(16)     To insure the contents, equipment, and improvements of Tenant and those claiming under Tenant, under policies covering at least fire and the standard extended coverage risks, in amounts equal to the replacement cost thereof, the terms of which policies shall provide that such insurance shall not be canceled without at least twenty (20) days’ prior written notice to Landlord. Copies of such insurance policy or policies, or certificates thereof, shall be delivered to Landlord at least fifteen (15) days prior to the Commencement Date and each renewal policy or certificate thereof, at least fifteen (15) days prior to the expiration of the policy it renews; and

(17)     To pay Landlord’s expenses, including reasonable attorney’s fees, incurred in enforcing any obligation of Tenant in this Lease.

ARTICLE VII
DEFAULT

(A)     EVENTS OF DEFAULT

(1)     If Tenant shall default in the payment of Fixed Rent, additional rent or other payments required of Tenant, and if Tenant shall fail to cure said default within seven (7) days after receipt of notice of said default from Landlord, or (2) if Tenant shall default in the performance or observance of any other agreement or condition on its part to be performed or observed and if Tenant shall fail to cure said default within fifteen days after receipt of notice of said default from Landlord (but if longer than fifteen days shall be reasonably required to cure said default, then if Tenant shall fail to commence the curing of such default within fifteen days after receipt of said notice and diligently prosecute the curing thereof to completion), or (3) if any person shall levy upon, or take this leasehold interest or any part thereof upon execution, attachment or other process of law, or (4) if Tenant shall make an assignment of its property for the benefit of creditors, or (5) if Tenant shall be declared bankrupt or insolvent according to law, or (6) if any bankruptcy or insolvency proceedings shall be commenced by or against Tenant, or (7) if a receiver, trustee or assignee shall be appointed for the whole or any part of Tenant’s property, then in any of said cases, Landlord lawfully may immediately, or at any time thereafter, and without any further notice or demand, enter into and upon the Demised Premises or any part thereof in the name of the whole, and hold the Demised Premises as if this Lease had not been made, and expel Tenant and those claiming under it and remove its or their property without being taken or deemed to be guilty of any manner of trespass (or Landlord may send written notice to Tenant of the termination of this Lease), and upon entry as aforesaid (or in the event that Landlord shall send Tenant notice of termination as above provided, on the fifth day next following the date of the sending of the notice), the term of this Lease shall terminate. Notwithstanding the provisions of clauses (1) and (2) of the immediately preceding sentence, if Landlord shall have rightfully given Tenant notice of default pursuant to either or both of said clauses twice during any twelve-month period, and if Tenant shall thereafter default in the payment of Fixed Rent, additional rent or other payments and/or the performance or observance of any other agreement or condition required of Tenant, then Landlord may exercise the right of termination provided for it in said immediately preceding sentence without first giving Tenant notice of such default and the opportunity to cure the same within the time provided in said clause (1) and/or clause (2), as the case may be. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event Landlord terminates this Lease as provided in this Article.

(B)     OBLIGATIONS THEREAFTER

In case of any such termination, Tenant will indemnify Landlord each month against all loss of Fixed Rent and additional rent and against all obligations which Landlord may incur by reason of any such termination between the time of termination and the expiration of the Term; or at the election of Landlord, exercised at the time of termination or at any time thereafter, Tenant will indemnify Landlord each month until the exercise of the election against all loss of Fixed Rent and additional rent and against all obligations which Landlord may incur by reason of such termination during the period between the time of the termination and the exercise of the election, and upon the exercise of the election Tenant will pay to Landlord as damages such amount as at the time of the exercise of the election represents the amount by which the rental value of the Demised Premises for the period from the exercise of the election until the expiration of the Term shall be less than the amount of rent and other payments provided herein to be paid by Tenant to Landlord during said period. It is understood and agreed that at the time of the termination or at any time thereafter Landlord may rent the Demised Premises, and for a term which may expire before or after the expiration of the Term, without releasing Tenant from any liability whatsoever, that Tenant shall be liable for any expenses incurred by Landlord in connection with obtaining possession of the Demised Premises, with removing from the Demised Premises property of Tenant and persons claiming under it (including warehouse charges), with putting the Demised Premises into good condition for reletting, and with any reletting, including, but without limitation, reasonable attorneys’ fees and brokers fees, and that any monies collected from any reletting shall be applied first to the foregoing expenses and then to the payment of Fixed Rent, additional rent and all other payments due from Tenant to Landlord.

ARTICLE VIII
CASUALTY AND TAKING

(A)     CASUALTY AND TAKING

In case during the Term all or any substantial part of the Demised Premises, the Building, or Lot or any one or more of them, are damaged by fire or any other casualty or by action of public or other authority or are taken by eminent domain, this Lease shall terminate at Landlord’s election, which may be made notwithstanding Landlord’s entire interest may have been divested, by notice given to Tenant within thirty days after the occurrence of the event giving rise to the election to terminate. Said notice shall, in the case of damage as aforesaid, specify the effective date of termination which shall be not less than thirty nor more than sixty days after the date of notice of such termination. In the case of any such taking by eminent domain, the effective date of the termination shall be the day on which the taking authority shall take possession of the taken property. Fixed Rent and additional rent shall be apportioned and adjusted as of the effective date of any such termination. If in any such case the Demised Premises are rendered unfit for use and occupation and this Lease is not so terminated, Landlord shall use due diligence to put the Demised Premises, or, in the case of a taking, what may remain thereof (excluding any items which Tenant may be required or permitted to remove from the Demised Premises at the expiration of the Term) into proper condition for use and occupation, but Landlord shall not be required to spend more than the net proceeds of insurance or award of damages it receives therefor, and a just proportion of the Fixed Rent and additional rent according to the nature and extent of the injury to the Demised Premises shall be abated until the Demised Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Demised Premises, a just proportion of the Fixed Rent shall be abated for the remainder of the Term.

(B)     RESERVATION OF AWARD

Landlord reserves to itself any and all rights to receive awards made for damage to the Demised Premises, Building or Lot and the leasehold hereby created, or any one or more of them, accruing by reason of any exercise of the right of eminent domain or by reason of anything done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all of Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof. It is agreed and understood, however, that Landlord does not reserve to itself, and Tenant does not assign to Landlord, any damages payable for (i) movable equipment installed by Tenant or anybody claiming under Tenant at its own expense or (ii) relocation expenses, but in each case only if and to the extent that such damages are recoverable by Tenant from such authority in a separate action and without reducing Landlord’s award of damages.

ARTICLE IX
MORTGAGEE

(A)     SUBORDINATION TO MORTGAGES

It is agreed that the rights and interest of Tenant under this Lease shall be: (i) subject and subordinate to the lien of any present or future first mortgage and to any and all advances to be made thereunder, and to the interest thereon, upon the Demised Premises or any property of which the Demised Premises are a part, if the holder of such mortgage shall elect, by notice to Tenant, to subject and subordinate the rights and interest of Tenant under this Lease to the lien of its mortgage; or (ii) prior to the lien of any present or future first mortgage, if the holder of such mortgage shall elect, by notice to Tenant, to give the rights and interest of Tenant under this Lease priority to the lien of its mortgage. It is understood and agreed that the holder of such mortgage may also elect, by notice to Tenant, to make some provisions hereof subject and subordinate to the lien of its mortgage while granting other provisions hereof priority to the lien of its mortgage. In the event of any of such elections, and upon notification by the holder of such mortgage to that effect, the rights and interest of Tenant under this Lease shall be deemed to be subordinate to, or to have priority over, as the case may be, the lien of said mortgage, irrespective of the time of execution or time of recording of any such mortgage. Tenant agrees that it will, upon request of Landlord, execute, acknowledge and deliver any and all instruments deemed by Landlord necessary or desirable to evidence or to give notice of such subordination or priority. Tenant also agrees that if it shall fail at any time to execute, acknowledge and deliver any such instrument requested by Landlord, Landlord may, in addition to any other remedies available to it, execute, acknowledge and deliver such instrument as the attorney-in-fact of Tenant and in Tenant’s name; and Tenant does hereby make, constitute and irrevocably appoint Landlord as its attorney-in-fact and in its name, place and stead so to do. The word “mortgage” as used herein includes mortgages, deeds of trust or other similar instruments and modifications, consolidations, extensions, renewals, replacements and substitutes thereof. Whether the lien of any mortgage upon the Demised Premises or any property of which the Demised Premises are a part shall be superior or subordinate to this Lease and the lien hereof, Tenant agrees that it will, upon request, attorn to the holder of such mortgage or anyone claiming under such holder and their respective successors and assigns in the event of foreclosure of or similar action taken under such mortgage. Tenant further agrees that it shall not subordinate its interest in this Lease to the lien of any junior mortgage, security agreement or lease affecting the Demised Premises, unless the holder of the first mortgage upon the Demised Premises or property which includes the Demised Premises shall consent thereto.

(B)     LIMITATION ON MORTGAGEE’S LIABILITY

Upon entry and taking possession of the mortgaged premises for any purpose, the holder of a mortgage shall have all rights of Landlord, and during the period of such possession Landlord, not such mortgage holder, shall have the duty to perform all of Landlord’s obligations hereunder. No such holder shall be liable, either as a mortgagee or as holder of a collateral assignment of this Lease, to perform, or be liable in damages for failure to perform, any of the obligations of Landlord unless and until such holder shall succeed to Landlord’s interest herein through foreclosure of its mortgage or the taking of a deed in lieu of foreclosure, and thereafter such mortgage holder shall not be liable for the performance of any of Landlord’s obligations hereunder, except for the performance of those obligations which arise during the period of time that such mortgage holder holds Landlord’s right, title and interest in this Lease, such liability to be limited to the same extent as Landlord’s liability is limited pursuant to Section 10(E) hereof.

(C)     NO RELEASE OR TERMINATION

No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of any of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord’s act or failure to act to Landlord’s mortgagees of record, if any, specifying the act or failure to act on the part of Landlord which could or would be the basis of Tenant’s rights and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter, but nothing contained in this Section (C) shall be deemed to impose any obligation on any such mortgagee to correct or cure any such condition. “Reasonable time” as used above means and includes a reasonable time to obtain possession of the mortgaged premises, if the mortgagee elects to do so, and a reasonable time to correct or cure the condition. Finally, Tenant agrees that so long as any present or future mortgage shall remain in effect Tenant shall not alter, modify, amend, change, surrender or cancel this Lease nor pay the rent due hereunder in advance for more than thirty (30) days, except as may be required herein, without the prior written consent of the holder thereof, and Tenant will not seek to be made an adverse or defendant party in any action or proceeding brought to enforce or foreclose such mortgage.

ARTICLE X
GENERAL PROVISIONS

(A)     CAPTIONS

The captions of the Articles are for convenience and are not to be considered in construing this Lease.

(B)     SHORT FORM LEASE

Upon request of either party both parties shall execute and deliver a short form of this Lease in form appropriate for recording, and if this Lease is terminated before the Term expires, an instrument in such form acknowledging the date of termination. No such short form lease shall contain any indication of the amount of the rentals payable hereunder by Tenant.

(C)     INTENTIONALLY DELETED

(D)     NOTICES

All notices and other communications authorized or required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid, by mailing the same by Express Mail or by having the same delivered by a commercial delivery service such as Federal Express, UPS, Purolator Courier and the like. If given to Tenant the same shall be directed to Tenant at Tenant’s Address or to such other person or at such other address as Tenant may hereafter designate by notice to Landlord; and if given to Landlord the same shall be directed to Landlord at Landlord’s Address, or to such other person or at such other address as Landlord may hereafter designate by notice to Tenant. In the event the notice directed as above provided shall not be received upon attempted delivery thereof to the proper address and shall be returned by the Postal Service or delivery service to the sender because of a refusal of receipt, the absence of a person to receive, or otherwise, the time of the giving of such notice shall be the first business day on which delivery was so attempted.

After receiving notice from Landlord or from any person, firm or other entity that such person, firm or other entity holds a mortgage which includes the Demised Premises as part of the mortgaged premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given by certified or registered mail to such holder, and the curing of any of Landlord’s defaults by such holder shall be treated as performance by Landlord, it being understood and agreed that such holder shall be afforded a reasonable period of time after the receipt of such notice in which to effect such cure.

(E)     SUCCESSORS AND ASSIGNS

The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, except that the Landlord named herein and each successive owner of Landlord’s interest in this Lease shall be liable only for the obligations of Landlord accruing during the period of its ownership. Whenever Landlord’s interest in this Lease is owned by a trustee or trustees, the obligations of Landlord shall be binding upon Landlord’s trust estate, but not upon any trustee, beneficiary or shareholder of the trust individually. Without limiting the generality of the foregoing, and whether or not Landlord’s interest in this Lease is owned by a trustee or trustees, Tenant specifically agrees to look solely to Landlord’s interest in the Building and Lot for recovery of any judgment from Landlord, it being specifically agreed that neither Landlord, any trustee, beneficiary or shareholder of any trust estate for which Landlord acts nor any person or entity claiming by, through or under Landlord shall ever otherwise be personally liable for any such judgment.

(F)     NO SURRENDER

The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination of this Lease or a surrender of the Demised Premises.

(G)     WAIVERS AND REMEDIES

The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the rules and regulations referred to in Section 6(4), whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said rules and regulations against any other tenant in the Building be deemed a waiver of any such rules or regulations as far as Tenant is concerned. The receipt by Landlord of Fixed Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach by Landlord unless such waiver be in writing signed by Landlord. No consent or waiver express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty. No acceptance by Landlord of a lesser sum than the Fixed Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy available to it. The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions. If any term of this Lease, or the application thereof to any person or circumstances shall be held, to any extent, to be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any interest to be paid by Tenant hereunder shall exceed the highest lawful rate which Landlord may recover from Tenant, such interest shall be reduced to such highest lawful rate of interest.

(H)     SELF-HELP

If Tenant shall at any time default in the performance of any obligation under this Lease, Landlord shall have the right, but shall not be obligated, to enter upon the Demised Premises and to perform such obligation, notwithstanding the fact that no specific provision for such performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest, from the time paid by Landlord until the time Tenant repays the same to Landlord, at the rate of interest per annum as set forth in Section (A) of Article V above, shall be deemed to be additional rent and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing right without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

(I)     ESTOPPEL CERTIFICATE

Tenant agrees from time to time after the Commencement Date, upon not less than five days’ prior written request by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect; that Landlord has completed Landlord’s Work; that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Fixed Rent and additional rent and to perform its other covenants under this Lease; that there are no uncured defaults of Landlord or Tenant under this Lease (or, if there have been any modifications, that this Lease is in full force and effect as modified and stating the modifications, and, if there are any defenses, offsets, counterclaims, or defaults, setting them forth in reasonable detail); and the dates to which the Fixed Rent, additional rent and other charges have been paid. Any such statement delivered pursuant to this Section (I) may be relied upon by any prospective purchaser or mortgagee of premises which include the Demised Premises or any prospective assignee of any such mortgagee.

(J)     WAIVER OF SUBROGATION

(1)     Tenant hereby releases Landlord to the extent of Tenant’s insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault or negligence of Landlord or its agents. Tenant agrees that such insurance coverage maintained by Tenant under this Lease shall be endorsed to show that the insurer waives all rights of subrogation against the Landlord and their respective officers and employees for injuries arising from the Demised Premises or operations of Tenant.

(2)     Landlord hereby releases Tenant, to the extent of the Landlord’s insurance coverage, from any and all liability for any loss or damage caused by fire or any of the extended coverage casualties or any other casualty insured against, even if such fire or other casualty shall be brought about by the fault or negligence of Tenant or its agents. Landlord agrees that such insurance coverage maintained by Landlord under this Lease shall be endorsed to show that the insurer waives all rights of subrogation against the Tenant and their respective officers and employees for injuries arising from the Building or operations of Landlord.

(K)     BROKERS

Tenant hereby represents and warrants to Landlord that it has dealt with no broker in connection with this Lease other than Newmark Knight Frank, as broker for Landlord, and Avison Young, as broker for Tenant (the “Listed Broker/s”), and there are no other brokerage commissions or other finders’ fees payable in connection herewith. Tenant hereby agrees to hold Landlord harmless from, and indemnified against, all loss or damage (including without limitation, the cost of defending the same) arising from any claim by any broker other than the “Listed Broker/s, claiming to have dealt with Tenant.

(L)     LANDLORD’S DEFAULTS

Landlord shall not be deemed to have committed a breach of any obligation to make repairs or alterations or perform any other act unless: (1) it shall have made such repairs or alterations or performed such other act negligently; or (2) it shall have received notice from Tenant designating the particular repairs or alterations needed or the other act of which there has been failure of performance and shall have failed to make such repairs or alterations or performed such other act within a reasonable time after the receipt of such notice; and in the latter event Landlord’s liability shall be limited to the cost of making such repairs or alterations or performing such other act.

(M)     EFFECTIVENESS OF LEASE

The submission of this Lease for examination does not constitute a reservation of, or option for, the Demised Premises, and this Lease becomes effective as a lease only upon execution and unconditional delivery thereof by both Landlord and Tenant.

(N)     HAZARDOUS MATERIALS

Tenant shall not (either with or without negligence) cause or permit the escape, the disposal or release of any Hazardous Materials on or under the Building, the Lot or the Demised Premises. Tenant shall not allow the storage or use of Hazardous Materials in any manner not sanctioned by the applicable permits, or by law or by the highest standards prevailing in the industry for the storage and use of such Hazardous Materials. Tenant shall not cause any Hazardous Materials to be brought into the Building, Lot or Demised Premises except such substances or materials used in the ordinary course of Tenant’s business and listed on Exhibit F attached hereto (which Hazardous Materials shall be used, stored and disposed of in accordance with a program to be mutually agreed upon by Landlord and Tenant) or as otherwise approved by Landlord in writing, which approval shall not be unreasonably withheld, provided such use complies with the permitted allocated quantities of specified classes of chemicals permitted in the Building. Any Hazardous Materials used by Tenant shall at all times be brought to, kept at or used in so-called ‘control areas’ (the number and size of which shall be identified in the plans for Tenant’s Work which are subject to Landlord’s approval pursuant to this Lease) and in accordance with all applicable laws and ordinances, any permit or approval issued by any applicable governmental agency or authority and prudent environmental practice and (with respect to so-called “biohazard” materials) good scientific practice. In the event Tenant intends on using any biologically or chemically active or other Hazardous Materials, or materials that require a specialized permit, Tenant shall first obtain Landlord’s prior consent, which shall not be unreasonably withheld, conditioned or delayed. Within five (5) days of Landlord’s request, Tenant shall provide Landlord with a list of all biologically or chemically active or other Hazardous Materials, including quantities, used by Tenant in the Demised Premises or otherwise in the Building. Tenant shall obtain and maintain all proper permits required by applicable law or ordinance for the storage and use of any Hazardous Materials stored or used by Tenant, and Tenant shall furnish evidence of same upon request and shall comply with all governmental reporting requirements with respect to such Hazardous Materials used by Tenant in its business operations, and shall deliver to Landlord copies of such reports. “Hazardous Material” means (a) any hazardous, flammable, explosive or toxic materials, radioactive materials, asbestos in any form that is or could become friable, or polychlorinated biphenyls (PCBs); or (b) any chemical, material or substance defined, classified or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable environmental laws, including without limitation, those hazardous substances and materials described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials on or under the Demised Premises, then the reasonable costs thereof shall be paid by Landlord, unless such release was caused solely by Tenant or persons acting under Tenant, whereupon the reasonable costs of such testing shall be reimbursed by Tenant to Landlord as additional rent promptly upon demand by Landlord. In the event Tenant (or persons acting under Tenant) is the cause of such release of Hazardous Materials with other parties, Tenant shall be responsible for a portion of the cost of such testing in proportion to its responsibility for such release in relation to the responsibility of such other parties. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Demised Premises. Tenant shall indemnify Landlord in the manner elsewhere provided in this lease from any release of Hazardous Materials caused by Tenant on the Demised Premises, or elsewhere on the Lot if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the term of this Lease.

The following paragraph of this Lease shall be applicable only if the Tenant uses Hazardous Materials of the type that would warrant such compliance either due to applicable law or good scientific practice:

Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in and/or exclusively serving the Demised Premises, and all exhaust or other ductwork in and/or exclusively serving the Demised Premises, in each case which has carried or released or been exposed to any Hazardous Materials, and shall otherwise clean the Demised Premises so as to permit the report hereinafter called for by this Section (N) to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Demised Premises and shall show: that the Hazardous Materials, to the extent, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Demised Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Demised Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable environmental laws without taking any special precautions for hazardous substances and materials, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of hazardous substances and materials and without incurring regulatory compliance requirements or giving notice in connection with hazardous substances and materials; and that the Demised Premises may be reoccupied for office or laboratory use, demolished or renovated without taking any special precautions for hazardous substances and materials, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of hazardous substances and materials and without incurring regulatory requirements or giving notice in connection with hazardous substances and materials. Further, for purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Hazardous Materials as Hazardous Materials instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the test run and the analytical results. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord upon demand for all costs and expenses reasonably incurred. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

(O) DELAYS

In any case where either party hereto is required to do any act (other than make a payment of money), delays caused by or resulting from Act of God, war, civil commotion, fire or other casualty, labor difficulties, shortages of labor, materials or equipment, government regulations, declared state of emergency or public health emergency, pandemic (specifically including COVID-19), government mandated quarantine or travel ban, or other causes beyond such party’s reasonable control (other than such party’s financial condition) shall not be counted in determining the time during which such act shall be completed, whether such time be designated by a fixed date, a fixed time or “a reasonable time”. In any case where work is to be paid for out of insurance proceeds or condemnation awards, due allowance shall be made, both to the party required to perform such work and to the party required to make such payment, for delays in the collection of such proceeds and awards. Notwithstanding any term or condition of this Lease to the contrary, the provisions of this Section O shall never be construed as allowing an extension of time with respect to Tenant's obligation to pay Fixed Rent or additional rent when and as due under this Lease or giving Tenant a basis to claim that this Lease or Tenant’s obligations thereunder, including without limitation, Tenant’s obligation to pay Fixed Rent and additional rent, are unenforceable.

ARTICLE XI

SECURITY DEPOSIT

Together with Tenant’s execution of this Lease, Tenant shall deliver to Landlord a clean, irrevocable letter of credit (“Letter of Credit”) issued by a commercial bank acceptable to Landlord with offices for banking purposes in Boston, Massachusetts (the “Issuing Bank”), which Letter of Credit shall (i) name Landlord as beneficiary thereof, (ii) have a term of not less than one (1) year, (iii) be in the amount of $750,000.00 and (iv) otherwise be in form and content satisfactory to Landlord in its sole discretion. The Letter of Credit shall provide that: (a) Landlord may draw (on one or more occasions) an amount up to the face amount of the Letter of Credit upon presentation of only a demand for payment in the amount to be drawn, together with a certification of Landlord that it is entitled to draw on the Letter of Credit pursuant to the provisions of this Lease; (b) the Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each, and shall have a final expiration date of not earlier than thirty (30) days after the expiration date of this Lease, unless the Issuing Bank sends written notice (hereinafter called the “Non-Renewal Notice”) to Landlord, both by Federal Express or similar courier acceptable to Landlord, and by certified or registered mail, return receipt requested, not less than thirty (30) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed; and (c) Landlord, after receipt of the Non-Renewal Notice, within thirty (30) days prior to the expiration date of any Letter of Credit then held by Landlord, shall have the right, exercisable by a demand for payment draft only, to draw upon the Letter of Credit and receive the proceeds thereof.

In the event of any default by Tenant in the performance or observance of any of the terms and agreements in this Lease contained on the part of Tenant to be performed or observed (provided that the delivery of a default notice to Tenant shall not be required for purposes of this Article XI and to draw on the Letter of Credit if Landlord is prohibited from delivering the same under applicable law, including, without limitation, all applicable bankruptcy or insolvency laws), or Tenant files a voluntary petition under any Federal or state bankruptcy or insolvency code, law or proceeding, or any obligations of Tenant remain unperformed or unsatisfied as of the expiration or earlier termination of this Lease, including, without limitation, the payment of any rent, Landlord may draw upon, use, apply or retain the whole or any part of the Letter of Credit to the extent required for the payment of any rent or for any sum which Landlord may expend or may be required to expend by reason of the foregoing, including, without limitation, any damages or deficiency in the re-letting of the Demised Premises, whether accruing before or after summary proceedings or other re-entry by Landlord. In the case of every such draw down, use, application or retention, Tenant shall, on demand, increase the available balance of the Letter of Credit by the amount so drawn, used, applied or retained to its former amount, and Tenant’s failure to do so shall be a default of this Lease. The application of the Letter of Credit hereunder shall not be deemed a limitation on Landlord’s damages or a payment of liquidated damages or a payment of the monthly rent due for the last month of the term of this Lease.

In the event of a transfer of the Demised Premises or Landlord’s interest therein, Landlord shall have the right, without cost or expense to Landlord, to transfer the Letter of Credit to the vendee or lessee, and provided that Tenant shall be notified of the name and address of the successor to Landlord, shall thereupon be released by Tenant from all liability for the return of such Letter of Credit, and such successor to Landlord shall be liable for return of the same. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Letter of Credit to a new landlord. Tenant shall execute such documents as may be reasonably necessary to accomplish such transfer or assignment of the Letter of Credit and shall pay any transfer fees of the Issuing Bank.

Tenant covenants that it will not assign or encumber, or attempt to assign or encumber, the Letter of Credit or any proceeds thereof, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. If the Landlord determines, in its sole discretion, that the financial condition of the Issuing Bank has so declined as to cause concern that the Issuing Bank may not honor a draw on its Letter of Credit, Tenant shall promptly, and in any event, within ten (10) business days of Landlord’s written demand therefor, obtain a replacement Letter of Credit complying with the terms hereof from another commercial bank acceptable to Landlord with offices for banking purposes in Boston, Massachusetts.

Notwithstanding the foregoing, so long as no Event of Default then exists and an Event of Default with respect to a monetary obligation of Tenant has not previously occurred, upon the written request of Tenant at any time on or after the applicable Date of Reduction of Letter of Credit set forth in the table below, the Letter of Credit shall be reduced by the Amount of Reduction to Letter of Credit applicable to such date to the Remaining Amount of Letter of Credit applicable to such date as follows:

Date of Reduction of Letter of Credit	Amount of Reduction to Letter of Credit	Remaining Amount of Letter of Credit
The last day of the Forty- Eighth (48th) full calendar month following the Rent Commencement Date	$375,000.00	$375,000.00
The last day of the Seventy-Second (72nd) full calendar month following the Rent Commencement Date	$125,000.00	$250,000.00

Landlord and Tenant hereby acknowledge and agree that the reductions of the Letter of Credit set forth above may be implemented by either an amendment to the original Letter of Credit or by substitution of a reduced letter of credit, provided however, Landlord shall have no obligation to return the Letter of Credit then held by Landlord until such time as Tenant has delivered the Reduced Letter of Credit meeting the criteria set forth in the first paragraph of this Article XI (other than the amount).

ARTICLE XII

MODIFICATION

In the event that any holder or prospective holder of any mortgage which includes the Demised Premises as part of the mortgaged premises, shall request any modification of any of the provisions of this Lease, other than a provision directly related to the rents payable hereunder, the duration of the term hereof, or the size, use or location of the Demised Premises, Tenant agrees that Tenant will enter into an amendment of this Lease containing each such modification so requested.

ARTICLE XIII

OPTION

(A) OPTION TERM

Tenant shall have the right, at its election, to extend the Initial Term of this Lease for one (1) additional period of five (5) years commencing upon the expiration of the Initial Term, provided that Landlord shall receive written notice from Tenant of the exercise of its election not less than twelve (12) months and not more than eighteen (18) months prior to the expiration of the Initial Term and provided further that no Event of Default shall then be existing. The term “Initial Term” means the period of approximately eight (8) years and five (5) months referred to in Section (A) of Article III above. Prior to the exercise by Tenant of said election to extend the Initial Term, the terms “Term” or “Term of this Lease” or any equivalent expressions shall mean the Initial Term; after the exercise by Tenant of the aforesaid election, the expressions “Term”, “Term of this Lease” or any equivalent terms shall mean the Initial Term as extended. Except as expressly otherwise provided in this Lease, all the agreements and conditions in this Lease contained shall apply to the additional period to which the Initial Term shall be extended as aforesaid, however, notwithstanding the foregoing, Tenant shall have no further right to extend the Initial Term beyond the five (5) year period described in this Article XIII. If Landlord shall receive notice of the exercise of the election in the manner and within the time provided aforesaid, the Term shall be extended upon the receipt of the notice without the requirement of any action on the part of Landlord.

(B) OPTION RENT

During the additional period for which the Initial Term of this Lease may be extended as set forth in Section (A) of this Article XIII above, the Fixed Rent payable hereunder shall be adjus) the “fair market rent”, as mutually determined by Landlord and Tenant through the process of negotiation. Notwithstanding anything to the contrary contained herein, however, if for any reason whatsoever Landlord and Tenant shall not agree in writing upon the “fair market rent” for said additional period at least six (6) months prior to the expiration of the Initial Term, then the fair market rent for premises of the size and nature of the Demised Premises shall be determined by licensed real estate appraisers having at least five (5) years’ experience in the appraisal of commercial real estate in Boston, Massachusetts, one such appraiser to be designated by each of Landlord and Tenant. If either party shall fail to designate its appraiser by giving notice of the name of such appraiser to the other party within fifteen (15) days after receiving notice of the name of the other party’s appraiser, then the appraiser chosen by the other party shall determine the fair market rent and his determination shall be final and conclusive. If the appraisers designated by Landlord and Tenant shall disagree as to the fair market rent, but if the difference between their estimates of fair market rent shall be five percent (5%) or less of the greater of the estimates, then the average of their estimates shall be the fair market rent for purposes hereof. If the appraisers designated by Landlord and Tenant shall disagree as to the amount of fair market rent, and if their estimates of fair market rent shall vary by more than five percent (5%) of the greater of said estimates, then they shall jointly select a third appraiser meeting the qualifications set forth above, and such third appraiser’s estimate of fair market rent shall be the fair market rent for purposes hereof if it is not greater than the greater of the other two estimates and not less than the lesser of the other two estimates. If said third appraiser’s estimate is greater than the greater of the other two estimates, then the greater of the other two estimates shall be the fair market rent for purposes hereof; and if the estimate of the third appraiser shall be less than the lesser of the other two estimates, then the lesser of the other two estimates shall be the fair market rent for purposes hereof. Each of Landlord and Tenant shall pay for the services of its appraiser, and if a third appraiser shall be chosen, then each of Landlord and Tenant shall pay for one-half of the services of the third appraiser.

ARTICLE XIV

SIGNAGE

Landlord agrees to provide Tenant with a listing on the Building common area directories and Building standard entryway signage at or near the entrance to the Demised Premises, at Landlord’s cost (subject to Section (C ) of Article V herein). In addition, Landlord shall cooperate with Tenant, in good faith, to review and approve impact signage for the newly created shared lobby/vestibule, and upon such mutual approval, Tenant shall have the right to install and maintain such impact signage. Notwithstanding the foregoing, Landlord and Tenant hereby acknowledge and agree that Tenant shall be solely responsible for all costs and expenses in connection with the development, creation, purchase, installation and maintenance of such impact signage.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

EXECUTED as a sealed instrument in two or more counterparts as of the day and year first above written.

LANDLORD:

HOOD PARK LLC,
a Massachusetts limited liability company

By:	Catamount Management Corporation
Its Manager

By:	/s/ Christopher P. Kaneb
Name:	Christopher P. Kaneb
Title:	Vice President

TENANT:

ADVENT TECHNOLOGIES INC.
a Delaware corporation

By:	/s/ Vasilis Gregoriou
Name:	Vasilis Gregoriou
Title:	Chairman and Chief Executive Officer

EXHIBIT A

PLAN SHOWING LOCATION OF THE BUILDING

EXHIBIT A-1

PLAN SHOWING DEMISED PREMISES

EXHIBIT B-1

LANDLORD’S DELIVERY CONDITIONS

(Attached)

EXHIBIT B-2

TENANT’S WORK

All work needed to prepare the Demised Premises for Tenant’s occupancy shall be Tenant’s responsibility and is herein called “Tenant’s Work”. Except to the extent (if any) expressly provided to the contrary in the Lease, Tenant’s Work shall include, without limitation, furnishing any distribution facilities within the Demised Premises for utilities (including, without limitation, electricity, water and sewerage) required to meet Tenant’s needs.

Tenant shall submit to Landlord for its approval plans and specifications for Tenant’s work, such submission to be made no later than Tenant’s Design Completion Date. Landlord shall have from the later of fifteen (15) days from the date of submission or fifteen (15) days from the date of execution of this Lease to approve or disapprove such plans and specifications in its reasonable discretion. In the event of disapproval, Landlord shall give written notice of the same to Tenant and within fifteen (15) days from the date of such notice, Tenant shall submit new plans and specifications for Landlord’s approval, corrected so as to satisfy Landlord’s objections. Landlord shall not unreasonably withhold approval of plans and specifications, and Landlord agrees to cooperate with Tenant in the correction of disapproved plans and specifications.

All of Tenant’s work shall be done at Tenant’s sole risk and, to the extent in excess of the Allowance, at Tenant’s sole expense. Landlord shall not be a party to nor incur any liability as a result of any contract to perform any of Tenant’s Work. All of Tenant’s Work shall be performed in accordance with the schedule to be reasonably approved by Landlord and Landlord’s general contractor for the performance of all work to be done in the Building. All of Tenant’s Work shall be done by such contractors, labor and means so that, as far as may be possible, such work shall be done without interruption on account of strikes, work stoppages or similar causes of delay. Tenant shall obtain lien waivers from all of its contractors and subcontractors commencing work in the Demised Premises so that no mechanics’ or materialmen’s liens shall attach to the Demised Premises or the Building as a result of Tenant’s Work.

At Landlord’s option, any of Tenant’s work which is within the scope of normal construction trades employed in the construction of the Building shall be performed on behalf of Tenant by Landlord or by Landlord’s general contractor. Tenant shall pay to Landlord within ten (10) days after Tenant has completed arrangements with Landlord or with such general contractor for performance of such construction work of Tenant, the cost to Tenant of such work.

All of Tenant’s Work shall be done by contractors, subcontractors and labor previously approved by Landlord, which approval shall not be unreasonably withheld. Such contractors, subcontractors and labor shall be subject to the administrative supervision of the Landlord’s architect or engineer and general contractor and Tenant shall reimburse Landlord for any actual out-of-pocket expenses incurred in connection with such administrative supervision. Landlord shall give reasonable access and entry to the Demised Premises to Tenant and its contractors and subcontractors at reasonable times and shall allow reasonable use of facilities located in the Building to enable Tenant to complete Tenant’s work.

During all construction by Tenant, Tenant shall maintain with respect to Demised Premises adequate builders risk for improvements by Tenant (such insurance shall name Landlord, Landlord’s Managing Agent, and Landlord’s Mortgagee as additional insured as their interests may appear) and satisfying the requirements of Article VI.(8).

Tenant hereby expressly acknowledges that Landlord will not approve any facet of Tenant’s plans and specifications requiring unusual expense to readapt the Demised Premises to normal use on the termination of this Lease, or increasing the cost to Landlord or other tenants of construction, insurance or taxes on the Building unless Tenant first gives assurances acceptable to Landlord that such readaption will be made prior to such termination without expense to Landlord and makes provisions acceptable to Landlord for payment of such increased costs. All of Tenant’s Work shall be part of the Building except such items as Landlord shall specify in writing, at the time that Landlord approves the plans and specifications thereof, either to be removed by Tenant on termination of this Lease, or to be removed or left at Tenant’s election.

EXHIBIT C

LANDLORD’S SERVICES

Landlord shall cause the parking areas and driveways of the Lot to be kept reasonably free and clear of snow, ice and refuse and shall cause the landscaped areas (if any) of the Lot to be maintained in a reasonably attractive appearance. Landlord shall also cause the parking areas of the Lot to be kept lighted during hours of darkness to the extent reasonably required for the business operations conducted upon the Lot.

Landlord shall provide to the common areas of the Building, hot water for lavatory purposes and cold water for drinking, lavatory and toilet purposes. Landlord shall provide to the Building elevators for the use of all tenants and the general public. Programming of elevators (including, but not limited to, service elevators) shall be as Landlord from time to time determines. Landlord shall cause the common lobbies, corridors, stairways and lavatories within the Building to be kept reasonably neat and clean and lighted to the extent required by the business operations conducted within the Building. Landlord shall also cause the common areas of the Building to be heated and air conditioned during the heating and air conditioning seasons in a manner consistent with applicable law and customary practice in Boston, Massachusetts. Landlord shall also provide central heating, ventilating and air conditioning (“HVAC”) service to the office space portion of the Demised Premises which shall include air conditioning in the cooling season, and tempered air during the heating season, all during normal business hours which are 8:00 am - 6:00 pm Monday through Friday and 8:00 am to 1:00 pm on Saturday, excluding holidays. Tenant agrees to pay an hourly surcharge for HVAC service requested outside normal business hours. Subject to the provisions of Section (O) of Article X, Landlord agrees that throughout the Term, Tenant shall have access to the Demised Premises, twenty four (24) hours a day, seven (7) days a week and fifty two (52) weeks a year.

EXHIBIT D

RULES AND REGULATIONS

1.       The sidewalks, paved and/or landscaped areas shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Demised Premises. No merchandise, boxes or pallets may be stored by Tenant outside of the Demised Premises and no cars, trucks or trailers may be parked on the Lot overnight without the prior written consent of Landlord.

2.       No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the Demised Premises or Building so as to be visible from outside the Demised Premises without the prior written consent of Landlord. In the event of the violation of this paragraph, Landlord may remove same without any liability, and may charge the expense incurred in such removal to Tenant, as additional rent.

3.       No awnings, curtains, blinds, shades, screens or other projections shall be attached to or hung in, or used in connection with, any window of the Demised Premises or any outside wall of the Building without the prior written consent of Landlord. Such awnings, curtains, blinds, shades, screens or other projections must be of a quality, type, design and color, and attached in the manner, approved by Landlord.

4.       The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed, and no sweepings, rubbish, rags, acids, chemicals, process water, cooling water or like substances shall be deposited therein. Said plumbing fixtures and the plumbing system of the Building shall be used only for the discharge of so-called sanitary waste. All damage resulting from any misuse of said fixtures and/or plumbing system by Tenant or anyone claiming under Tenant shall be borne by Tenant.

5.       Tenant must, upon the termination of its tenancy, return to Landlord all locks, cylinders and keys to the Demised Premises and any offices therein.

6.       Tenant shall, at Tenant’s expense, provide artificial light and electric current for the employees of Landlord and/or Landlord’s contractors while making repairs or alterations in the Demised Premises.

7.       Tenant shall not make, or permit to be made, any unseemly or disturbing odors or noises or disturb or interfere with occupants of the Building or those having business with them, whether by use of any musical instrument, radio, machine, or in any other way.

8.       Canvassing, soliciting, and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

9.       Tenant shall keep the Demised Premises free at all times of pests, rodents and other vermin, and at the end of each business day Tenant shall place for collection in the place or places provided therefor all trash and rubbish then in the Demised Premises.

10.       All of the work done by Tenant shall be done by such contractors, labor and means so that, as far as may be possible, all work on the Property, whether by Landlord or Tenant, shall be done without interruption on account of strikes, work stoppages or similar causes of delay.

11.       The buildings of Hood Park are smoke free buildings, and Tenant shall cause its employees and invitees who smoke to restrict such smoking to areas designated as “smoking areas” by Landlord from time to time. Landlord reserves the right to designate the entirety of Hood Park as a so-called “smoke-free” area, after which time smoking will not be allowed on the Property.

12.       Landlord reserves the right to temporarily limit access to certain areas of the parking lot, or to temporarily require Tenant to use certain areas of the parking lot, as may be necessary during snow removal or landscaping operations. Tenant shall cooperate with Landlord in such instances and shall direct its employees, students, guests and other invitees to do the same.

13.       So-called “space heaters” of every kind, nature, and description are not allowed in the Building or the Premises. Any such space heaters are subject to removal and disposal by Landlord or its agents, without notice and without any Tenant recourse.

14.       Use of bicycles, skateboards, scooters, roller skates, in-line skates, hoverboards, or other means of personal transportation is not allowed in any common areas located within interior/indoor portions of buildings at Hood Park, however, Tenant (and its employees) may use such items in the Demised Premises or on outdoor portions of common areas of Hood Park and Tenant may store such items in the Demised Premises or in other locations designated by Landlord. Notwithstanding the foregoing, Landlord reserves the right to prohibit hoverboards from any indoor areas within Hood Park.

15.       Pets are not allowed in the buildings at Hood Park.

16.       Landlord reserves the right to rescind, alter, waive and/or establish any rules and regulations, which, in its judgment, are necessary, desirable or proper for its best interests and the best interests of the occupants of the Building.

EXHIBIT E

LEGAL DESCRIPTION OF LOT

Being shown as Lot B on a plan entitled "Plan of Land in Boston, Mass.", dated June 7, 1982 by Dana F. Perkins and Assoc., Inc., Civil Engineers and surveyors, recorded with Suffolk County Registry of Deeds, Book 9971, Page 454.

Included within the bounds of said Lot B is registered land shown on Land Court Plan No. 12912A, dated April 20, 1928, a copy of which is filed with the Suffolk County Registry District of the Land Court with Certificate of Title No. 24288.

There is appurtenant to said Lot s all rights and easements as may exist of record, insofar as the same are now in force and applicable to be exercised in common with all others lawfully entitled thereto, including, without limitation, those rights and easements set forth or referred to in the following deeds: Deed from Boston and Maine Railroad to H.P. Hood & Bone, Xne., dated July 21, 1960, recorded with Suffolk County Registry of Deeds, Book 7493, Page 233; Deed from David Massif, et al, Trustees of Massif Realty Trust to H.P. Hood & Sons, Inc. dated December 19, 1963, recorded with Suffolk County Registry of Deeds, Book 7810, Page 107;. Deed from Boston and Maine Corporation to B.P. Hood & Sons, Inc., dated September 9, 1969, recorded with Suffolk County Registry of Deeds, Book 8310, Page 483; Deed from Whiting Milk Company, Inc. to H.P. Hood, Inc., dated May 31, 1973, recorded with Suffolk County Registry of Deeds, Book '8631, Page 705; Deed from Boston and Maine Railroad to H.P. Hood & Sons, Inc., dated June 16, 1943, recorded with Suffolk County Registry of Deeds, Book 6040, Page 584; Deed from Boston and Maine Railroad to H.P. hood 4 Sons, Inc., dated December 20, 1949, recorded with Suffolk County Registry of Deeds, Book 6572, Page 369 and. Deed from Boston and Maine Railroad to H.P. Hood 4 Sons, Inc. dated May 26, 1953, recorded with Suffolk County Registry of Deeds, Book 6873, Page 2, bounded and described as follows:

S 23 degrees 50' 38" E by said'Rutherford Avenue, 1143.99 feet to a point at land of David Massif; thence turning and running

S 47 degrees 49' 22" W by said land of Massif and by land of W.W.F. Paper Corp., 716.04 feet to a point at land of B & M; thence turning and running

N 26 degrees 16' 38' W by said land of B & M, 84.52 feet to a point; thence turning and running

N 35 degrees 33' 36" W still by said land of B 134.90 feet to a point; thence turning and running

N 30 degrees 10' 18" W still by said land of D & M, 519.55 feet to a point; thence turning and running

21 26 degrees 23' 18" W still by said land of B & M, 51.62 feet to a point; thence turning and. running

N 30 degrees 32' 31" W by said land of B & M, 344.11 feet to a point; thence turning and running

N 49 degrees 53' 49" E still by said land,of B & M, 94.19 feet to a point; thence turning and running

N 45 degrees 39' 59" Estill by said land of B & M, 170.84 feet to a point; thence turning and running

N 49 degrees 55' 29" E still by said land of B & M, 322.29 feet to a point; thence turning and running

N SI degrees 14' 19" E still by said land of B & M, 259.17 feet to a point of beginning.

EXHIBIT F

LIST OF HAZARDOUS SUBSTANCES AND MATERIALS

Current Chemical Inventory (assume 3-5x scaleup)

Name	Phase	Quantity	Unit	CAS
Phosphoric acid, 85%	Liquid	4	2.5L	7664-38-2
Cyclopentanone, 99%	Liquid	1	1kg	120-92-3
Cyclopentanone, 99%	Liquid	1	10kg	120-92-3
Isopropyl alcohol, 99%	Liquid	1	4L	67-63-0
Methyl alcohol, 99%	Liquid	1	18L	67-51-1
Pluronic L101	Liquid	6	300g
Pluronic 25R4	Liquid	2	300g
BYK 381	Liquid	1	300g
BYK 3441	Liquid	1	100g
EFKA 4580	Liquid	1	400g
EFKA 4585	Liquid	2	80g
Tergitol TMN6, 90%	Liquid	2	1qt	60828-78-6
Surfynol 355	Liquid	1	8oz
TEGO GLIDE 496	Liquid	1	4floz
Polyox WSR301	Solid	3	8oz	25322-68-3
Glycerol, 99%	Liquid	1	500mL	56-81-5
Polytetrafluoroethylene	Liquid	1	100g	9002-84-0
Tetraethylammonium bicarbonate,
95%	Solid	1	25g	17351-61-0
Soltex Carbon, 100%	Solid	1	100g	1333-86-4
Platinum on Carbon	Solid	4	1kg	7440-06-4
Platinum-alloy on Carbon	Solid	10	50g	7440-06-4
Vanadium(IV) sulfate oxide hydrate,
99%	Solid	1	250g	123334-20-3
Potassium chloride, 99%	Solid	1	500g	7447-40-7
Iron(II) chloride tetrahydrate, 99%	Solid	1	250g	13478-10-9
Magnesium sulfate, 99%	Solid	1	500g	7487-88-9

Required Gas Inventory

Gas	Quantity
Hydrogen	4
Reformate (70% H2, bal. CO/CO2/N2)	2
Oxygen	2
Air	4
Nitrogen	2

ALL TANKS SIZE 300 (260ft3 per tank)